Exhibit 99.1

ASSURANT, INC.

LONG TERM EQUITY INCENTIVE PLAN

SECTION 1. Purpose; Definitions.

1.1. Purpose. The purpose of this Assurant, Inc. Long Term Equity Incentive Plan is to give the Company a competitive advantage in attracting, retaining, and motivating officers, employees, directors, and consultants, and to provide the Company and its Subsidiaries and Affiliates with a long term incentive plan providing incentives directly linked to stockholder value.

1.2. Definitions. Certain terms used herein have definitions given to them in the first place in which they are used. In addition, for purposes of this Plan, the following terms are defined as set forth below:

(a) “Act” means the Securities Exchange Act of 1934, as amended from time to time, any regulations promulgated thereunder, and any successor thereto.

(b) “Administrator” has the meaning set forth in Section 2.2.

(c) “Affiliate” means a corporation or other entity controlled by, controlling, or under common control with, the Company.

(d) “Applicable Exchange” means the New York Stock Exchange or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

(e) “Award” means an Option, Stock Appreciation Right, Restricted Stock, Unrestricted Stock, Restricted Stock Unit, Dividend Equivalent, Performance Share, or Performance Unit granted pursuant to the terms of this Plan.

(f) “Award Agreement” means a written document or agreement setting forth the terms and conditions of a specific Award.

(g) “Beneficial Owner” has the meaning given in Rule 13d-3, promulgated pursuant to the Act.

(h) “Board” means the Board of Directors of the Company.

(i) “Cause” means, unless otherwise provided in an Award Agreement, (i) “Cause” as defined in any Individual Agreement to which the applicable Participant is a party and which is operative at the time in question, or (ii) if there is no such Individual Agreement, or if it does not define “Cause”: (A) commission by the Participant of a felony under federal law or the law of the state in which such action occurred, (B) failure on the part of the Participant to perform substantially such Participant’s employment duties in any material respect, (C) prolonged absence from duty without the consent of the Company, (D) intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company, or (E) willful misconduct or malfeasance of duty which is reasonably determined to be detrimental to the Company. Notwithstanding the general rule of Section 2.3, following a Change of Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review.

(j) “Change of Control” has the meaning set forth in Section 9.2.

(k) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, regulations promulgated thereunder, and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(l) “Commission” means the Securities and Exchange Commission or any successor agency.

(m) “Committee” means a committee or subcommittee of the Board, appointed from time to time by the Board, which committee or subcommittee shall consist of two or more non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3, a “non-employee director” as defined in Rule 16b-3 and, to the extent required by Section 162(m) of the Code and any regulations promulgated thereunder, an “outside director” as defined under Section 162(m) of the Code. Initially, and unless and until otherwise determined by the Board, “Committee” means the Compensation Committee of the Board.

(n) “Common Stock” means common stock, par value $0.01 per share, of the Company.

(o) “Company” means Assurant, Inc., a Delaware corporation.

(p) “Disability” means (i) “Disability” as defined in the long term disability plan or policy maintained or most recently maintained by the Company or, if applicable, an Affiliate or Subsidiary, for any Participant, whether or not such Participant actually receives disability benefits under such plan or policy, (ii) “Disability” as defined by any Individual Agreement to which the Participant is a party and which is operative at the time in question, or (iii) if there is no such long term disability plan or Individual Agreement or if the applicable long term disability plan and Individual Agreement do not define “Disability,” (A) any illness or other physical or mental condition of a Participant that renders the Participant incapable of performing his or her customary and usual duties for the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease, or mental disorder which, in the judgment of the Committee, is permanent and continuous in nature, or (B) “Disability” as determined by the Committee. In the event of a dispute, the determination whether a Participant has a Disability will be made by the Committee and may be supported by such medical or other evidence as the Committee deems necessary to judge the nature of the Participant’s condition. Notwithstanding the foregoing: (1) if the determination of Disability relates to an Incentive Stock Option, Disability shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code, and (2) if the determination of Disability relates to any Award subject to Section 409A of the Code, Disability shall mean “disability” as defined within the meaning of Section 409A of the Code and any regulations promulgated thereunder.

(q) “Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company or any Subsidiary or Affiliate.

(r) “Dividend Equivalent” has the meaning set forth in Section 8.

(s) “Eligible Individuals” means directors, officers, employees, and consultants of the Company or any Subsidiary or Affiliate, and prospective employees and consultants, who have accepted offers of employment or consultancy from the Company or any Subsidiary or Affiliate.

(t) “Fair Market Value” means the closing price of a share of Common Stock on the Applicable Exchange on the date of measurement or, if Shares were not traded on the Applicable Exchange on such measurement date, on the next preceding date on which Shares were traded, all as reported by such source as the Committee may select. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion, taking into account, to the extent appropriate, the requirements of Section 409A of the Code.

(u) “Free-Standing SAR” has the meaning set forth in Section 5.3.

(v) “Grant Date” means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award, or (ii) such later date as the Committee shall provide in such resolution.

(w) “Incentive Stock Option” means any Option that is designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code or any successor provision thereto, and that in fact so qualifies.

(x) “Individual Agreement” means an employment, consulting, severance, change of control severance, or similar agreement between a Participant and the Company or between the Participant and any of the Company’s Subsidiaries or Affiliates. For purposes of this Plan, an Individual Agreement shall be considered “operative” during its term; provided, that an Individual Agreement under which severance or other substantive protections, compensation and/or benefits are provided only following a change of control or termination of employment in anticipation of a change of control shall not be considered “operative” until the occurrence of a change of control or termination of employment in anticipation of a change of control, as applicable.

(y) “ISO Eligible Employee” means an employee of the Company, any subsidiary corporation (within the meaning of Section 424(f) of the Code), or parent corporation (within the meaning of Section 424(e) of the Code).

(z) “Nonqualified Option” means any Option that either (i) is not designated as an Incentive Stock Option or (ii) is so designated but fails to qualify as such.

(aa) “Option” means an Award granted under Section 5.1.

(bb) “Participant” means an Eligible Individual to whom an Award is or has been granted.

(cc) “Performance Goals” means the performance goals established by the Committee in connection with the grant of Restricted Stock, Restricted Stock Units, or Dividend Equivalents. In the case of Qualified Performance-Based Awards, (i) such goals shall be based on the attainment of specified levels of one or more of the following measures: overall or selected sales growth, expense efficiency ratios (ratio of expenses to income), market share, customer service measures or indices, underwriting efficiency and/or quality, persistency factors, return on net assets, economic value added, stockholder value added, embedded value added, combined ratio, expense ratio, loss ratio, premiums, risk based capital, revenues, revenue growth, earnings (including earnings before taxes; earnings before interest and taxes; and earnings before interest, taxes, depreciation and amortization), earnings per share, operating income (including non-pension operating income), pre- or after-tax income, net income, cash flow (before or after dividends), cash flow per share (before or after dividends), gross margin, return on equity, return on capital (including return on total capital or return on invested capital), cash flow return on investment, return on assets or operating assets, economic value added (or an equivalent metric), stock price appreciation, total stockholder return (measured in terms of stock price appreciation and dividend-related returns), cost control, gross profit, net operating income, cash generation, unit volume, stock price, market share, sales, asset quality, cost saving levels, marketing-spending efficiency, core non-interest income, or change in working capital with respect to the Company or any one or more Subsidiaries, Affiliates, divisions, business units, or business segments of the Company, either in absolute terms or relative to the performance of one or more other companies or an index covering multiple companies, and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and any regulations promulgated thereunder.

(dd) “Performance Period” means that period established by the Committee at the time any Award is granted or at any time thereafter during which any Performance Goal specified by the Committee with respect to such Award is to be measured.

(ee) “Performance Shares” shall have the meaning given in Section 6.1.

(ff) “Performance Units” shall have the meaning given in Section 7.

(gg) “Plan” means this Assurant, Inc. Long Term Equity Incentive Plan, as set forth herein and as hereafter amended from time to time.

(hh) “Qualified Performance-Based Award” means an Award intended to qualify for the Section 162(m) Exemption, as provided in Section 10.

(ii) “Restricted Stock” means an Award granted under Section 6.

(jj) “Restricted Stock Units” means an Award granted under Section 7.

(kk) “Retirement” shall have the meaning given to that term in the Assurant Pension Plan, as amended from time to time.

(ll) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(mm) “Share” means a share of Common Stock.

(nn) “Stock Appreciation Right” or “SAR” has the meaning set forth in Section 5.3.

(oo) “Subsidiary” means any corporation, partnership, joint venture, limited liability company, or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(pp) “Tandem SAR” has the meaning set forth in Section 5.3.

(qq) “Ten Percent Stockholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, any subsidiary corporation (within the meaning of Section 424(f) of the Code), or parent corporation (within the meaning of Section 424(e) of the Code).

(rr) “Term” means the maximum period during which an Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.

(ss) “Termination of Employment” means, unless otherwise provided in the Award Agreement, the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, (i) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Employment, and (ii) a Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company or its Subsidiaries or Affiliates shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate, or division of the Company ceases to be a Subsidiary, Affiliate, or division of the Company, as the case may be, and the Participant does not immediately thereafter become an employee of, or service provider for, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation, or leave of absence, and transfers among the Company and its Subsidiaries and Affiliates, shall not be considered Terminations of Employment. Notwithstanding the foregoing, with respect to any Award that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, “Termination of Employment” shall mean a “separation from service” as defined under Section 409A of the Code.

(tt) “Unrestricted Stock” shall have the meaning given in Section 6.

SECTION 2. Administration.

2.1. Committee. The Plan shall be administered by the Committee or a duly designated Administrator, as defined herein. The Committee shall, subject to Section 10, have plenary authority to grant Awards to Eligible Individuals pursuant to the terms of the Plan. Among other things, the Committee shall have the authority, subject to the terms and conditions of the Plan:

(a) To select the Eligible Individuals to whom Awards may be granted;

(b) To determine whether and to what extent Incentive Stock Options, Nonqualified Options, Stock Appreciation Rights, Restricted Stock, Unrestricted Stock, Restricted Stock Units, or Dividend Equivalents, or any combination thereof, are to be granted hereunder;

(c) To determine the number of Shares to be covered by each Award granted under the Plan;

(d) To determine the terms and conditions of each Award granted hereunder, based on such factors as the Committee shall determine;

(e) Subject to Section 11, to modify, amend, or adjust the terms and conditions of any Award;

(f) To adopt, alter, or repeal such administrative rules, guidelines, and practices governing the Plan as the Committee shall from time to time deem advisable;

(g) To interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);

(h) Subject to Section 11, to accelerate the vesting or lapse of restrictions of any outstanding Award, based in each case on such considerations as the Committee in its sole discretion may determine;

(i) To decide all other matters that must be determined in connection with an Award;

(j) To determine whether, to what extent, and under what circumstances cash, Shares, and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant; and

(k) To otherwise administer the Plan.

2.2. Committee Procedures; Board Authority. The Committee shall exercise its authority under the Plan as follows:

(a) The Committee may act only with the assent of a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange and subject to Section 10.3, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it (the “Administrator”). Notwithstanding the foregoing, the Committee may not so delegate any responsibility or power to the extent that such delegation would cause a Qualified Performance-Based

Award hereunder not to qualify for the Section 162(m) exemption, or make any Award hereunder subject to (and not exempt from) the short-swing recovery rules of Section 16(b) of the Act. Without limiting the generality of the foregoing, the Committee may not delegate its responsibilities and powers to grant, establish the terms and conditions of, and otherwise administer Qualified Performance-Based Awards in accordance with Section 10 below, nor its responsibilities and powers to grant and establish the terms and conditions of Awards to Participants who are subject to Section 16(b) (as defined in Section 10.4 below).

(b) Subject to Section 10.3, any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

2.3. Discretion of Committee. Subject to Section 1.2(i), any determination made by the Committee or by the Administrator under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or the Administrator at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or the Administrator shall be final and binding on all persons, including the Company, Participants, and Eligible Individuals.

2.4. Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in a written Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall be subject to the Award Agreement’s being signed by the Company unless otherwise provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 11 hereof.

SECTION 3. Common Stock Subject to Plan.

3.1. Plan Maximums. The maximum number of Shares that may be issued pursuant to Awards under the Plan shall be 3,400,000. The maximum number of Shares that may be issued pursuant to Options intended to be Incentive Stock Options shall be 3,400,000. Shares subject to an Award under the Plan may be authorized and unissued Shares.

3.2. Individual Limits. No Participant may be granted Awards covering in excess of 500,000 Shares during any calendar year.

3.3. Rules for Calculating Shares Delivered. To the extent that any Award under this Plan or the Assurant, Inc. 2004 Long Term Incentive Plan is forfeited, or any Option and related Tandem SAR or any Free-Standing SAR granted under this Plan or the Assurant, Inc. 2004 Long Term Incentive Plan terminates, expires, or lapses without being exercised, or any Award is settled for cash, the Shares subject to such Awards not delivered as a result thereof shall thereupon become available for Awards under the Plan. If the exercise price of any Option or the tax withholding obligations relating to any Award are satisfied by delivering Shares (either actually or through attestation) to the Company, only the number of Shares issued net of the Shares delivered or attested to shall be deemed delivered for purposes of the limits set forth in Section 3.1.

3.4. Adjustment Provision. The Committee shall have authority to make adjustments under the Plan as provided below:

(a) In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, separation, spinoff, Disaffiliation, extraordinary dividend of cash or other property, or similar event affecting the Company or any of its Subsidiaries (a “Corporate Transaction”), the Committee, or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (ii) the various maximum limitations set forth in Sections 3.1 and 3.2, (iii) the number and kind of Shares or other securities subject to outstanding Awards, and (iv) the exercise price of outstanding Awards.

(b) In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, recapitalization, or similar event affecting the capital structure of the Company, the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (ii) the various maximum limitations set forth in Sections 3.1 and 3.2, (iii) the number and kind of Shares or other securities subject to outstanding Awards, and (iv) the exercise price of outstanding Awards.

(c) In the case of Corporate Transactions, such adjustments may include, without limitation, (i) the cancellation of outstanding Awards in exchange for payments of cash, property, or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that, in the case of a Corporate Transaction with respect to which stockholders of Common Stock receive consideration other than publicly traded equity securities of the Surviving Entity (as defined below in Section 9.2), any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid), (ii) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards, and (iii) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division of the Company or by the entity that controls such Subsidiary, Affiliate, or division of the Company following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities).

(d) The Committee may adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, including without limitation impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis, or other public filings, provided that, in the case of Performance Goals applicable to any Qualified Performance-Based Awards, such adjustment does not cause an Award to fail to qualify for the Section 162(m) Exemption.

3.5. Section 409A of the Code. Notwithstanding the foregoing: (a) any adjustments made pursuant to Section 3.4 to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code, (b) any adjustments made pursuant to Section 3.4 to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that, after such adjustment, the Awards either (i) continue not to be subject to Section 409A of the Code, or (ii) comply with the requirements of Section 409A of the Code, and (c) in any event, the Board, the Committee, and the Administrator shall not have any authority to make any adjustments pursuant to Section 3.4 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the Grant Date to be subject thereto as of the Grant Date.

SECTION 4. Eligibility.

4.1. Eligible Individuals; Incentive Stock Options. Awards may be granted under the Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its Subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code).

SECTION 5. Options and Stock Appreciation Rights.

5.1. Types of Options. Options may be of two types: Incentive Stock Options and Nonqualified Options. The Award Agreement for an Option shall indicate whether the Option is intended to be an Incentive Stock Option or a Nonqualified Option; provided, that any Option that is designated as an Incentive Stock Option but fails to meet the requirements therefore (as described in Section 5.2 or otherwise), and any Option that is not expressly designated as intended to be an Incentive Stock Option shall be treated as a Nonqualified Option.

5.2. Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value, determined at the time of grant, of the Shares with respect to which Incentive Stock Options are exercisable for the first time during any calendar year under the Plan or any other stock option plan of the Company, any subsidiary corporation (within the meaning of Section 424(f) of the Code), or parent corporation (within the meaning of Section 424(e) of the Code) exceeds $100,000, such Options shall be deemed Nonqualified Options. If an ISO Eligible Employee does not remain employed by the Company, any subsidiary corporation (within the meaning of Section 424(f) of the Code), or parent corporation (within the meaning of Section 424(e) of the Code) at all times from the time an Incentive Stock Option is granted until 3 months prior to the date of exercise thereof (or such other period as required by applicable law), such Option shall be treated as a Nonqualified Stock Option. Should any provision of the Plan not be necessary in order for any Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

5.3. Types and Nature of Stock Appreciation Rights. Stock Appreciation Rights may be “Tandem SARs”, which are granted in conjunction with an Option, or “Free-Standing SARs”, which are not granted in conjunction with an Option. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares, or both, in value equal to the product of (a) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (b) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Common Stock or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.

5.4. Tandem SARs. A Tandem SAR may be granted at the Grant Date of the related Option. A Tandem SAR shall be exercisable only at such time or times and to the extent that the related Option is exercisable in accordance with the provisions of this Section 5, and shall have the same exercise price as the related Option. A Tandem SAR shall terminate or be forfeited upon the exercise or forfeiture of the related Option, and the related Option shall terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.

5.5. Exercise Price. The exercise price per Share subject to an Option or Free-Standing SAR shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a share of the Common Stock on the applicable Grant Date; provided, however, that if an Incentive Stock Option is granted to a Ten Percent Stockholder, the exercise price shall be no less than 110% of the Fair Market Value of the Stock on the applicable Grant Date. In no event may any Option, Tandem SAR, or Free-Standing SAR granted under this Plan be amended, other than pursuant to Section 3.4, to decrease the exercise price thereof, be cancelled in conjunction with the grant of any new Option or Free-Standing SAR with a lower exercise price, or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or Free-Standing SAR, unless such amendment, cancellation, or action is approved by the Company’s stockholders.

5.6. Term. The Term of each Option and each Free-Standing SAR shall be fixed by the Committee, but shall not exceed 10 years from the Grant Date.

5.7. Vesting and Exercisability. Except as otherwise provided herein, Options and Free-Standing SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee, provided that, except in the case of grants to directors of the Company and as otherwise determined by the Committee, in no event shall the vesting schedule of an Option or Free-Standing SAR provide that such Option or Free-Standing SAR vest prior to the first anniversary of the date of grant (other than in the case of death or Disability).

5.8. Method of Exercise. Subject to the provisions of this Section 5, Options and Free-Standing SARs may be exercised, in whole or in part, at any time during the applicable Term by giving written notice of exercise to the Company specifying the number of Shares as to which the Option or Free-Standing SAR is being exercised; provided, however, that, unless otherwise permitted by the Committee, any such exercise must be with respect to a portion of the applicable Option or Free-Standing SAR relating to no less than the lesser of the number of Shares then subject to such Option or Free-Standing SAR or 50 Shares. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the purchase price (which shall equal the product of such number of shares multiplied by the applicable exercise price) by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made as follows:

(a) Payments may be made in the form of Shares (by delivery of such shares or by attestation) of the same class as the Common Stock subject to the Option already owned by the Participant (based on the Fair Market Value of the Common Stock on the date the Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares of the same class as the Common Stock subject to the Option may be authorized only at the time the Option is granted.

(b) To the extent permitted by applicable law, payment may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local, or foreign withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms.

(c) Payment may be made by instructing the Company to withhold a number of Shares having a Fair Market Value (based on the Fair Market Value of the Common Stock on the date the applicable Option is exercised) equal to the product of (i) the exercise price multiplied by (ii) the number of Shares in respect of which the Option shall have been exercised.

5.9. Delivery; Rights of Stockholders. No Shares shall be delivered pursuant to the exercise of an Option until the exercise price therefor has been fully paid and applicable taxes have been withheld. The applicable Participant shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to the Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares and the right to receive dividends), when (a) the Company has received a written notice from the Participant of exercise that complies with all procedures established under this Plan for effective exercise, including, without limitation, completion and delivery of all required forms, (b) the Participant has, if requested, given the representation described in Section 13.1, and (c) in the case of an Option, the Participant has paid in full for such Shares.

5.10. Nontransferability of Options and Stock Appreciation Rights. No Option or Free-Standing SAR shall be transferable by a Participant other than, for no value or consideration, (a) by will or by the laws of descent and distribution, or (b) in the case of a Nonqualified Option or Free-Standing SAR, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the Participant’s family members, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto. A Tandem SAR shall be transferable only with the related

Option and only to the extent the Option is transferable pursuant to the preceding sentence. Any Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to this Section 5.10, it being understood that the term “Participant” includes such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original Participant.

5.11. Termination of Employment. Unless otherwise provided in the applicable Award Agreement and subject to Section 5.12, a Participant’s Options and Stock Appreciation Rights shall be forfeited upon his or her Termination of Employment, except as set forth below:

(a) Upon a Participant’s Termination of Employment for any reason other than death, Disability, or Retirement, or for Cause, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (i) the 90th day following such Termination of Employment and (ii) the expiration of the Term thereof;

(b) Upon a Participant’s Termination of Employment by reason of the Participant’s death, any Option or Stock Appreciation Right held by the Participant shall vest and be exercisable at any time until the earlier of (i) the third anniversary of the date of such death and (ii) the expiration of the Term thereof;

(c) Upon a Participant’s Termination of Employment by reason of Disability, any Option or Stock Appreciation Right held by the Participant shall vest and be exercisable at any time until the expiration of the Term thereof; and

(d) Upon a Participant’s Termination of Employment by reason of Retirement, any Option or Stock Appreciation Right held by the Participant shall vest and be exercisable at any time until the earlier of (i) the fifth anniversary of such Termination of Employment and (ii) the expiration of the Term thereof.

5.12. Committee Discretion. Notwithstanding the foregoing, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment; provided, that if such rules are less favorable to the Participant than those set forth above, such rules shall be set forth in the applicable Award Agreement.

SECTION 6. Restricted Stock (Including Performance Shares) and Unrestricted Stock.

6.1. Nature of Award; Certificates. Shares of Restricted Stock and Unrestricted Stock are actual Shares issued to a Participant, and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Shares of “Unrestricted Stock” are Shares not subject to conditions on grant, vesting, or transferability. “Performance Shares” are Shares of Restricted Stock, the vesting of which is subject to the attainment of Performance Goals. Any certificate issued in respect of Shares of Restricted Stock or Unrestricted Stock shall be registered in the name of the applicable Participant and, in the case of Restricted Stock, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Assurant, Inc. Long Term Equity Incentive Plan and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of Assurant, Inc., One Chase Manhattan Plaza, 41st Floor, New York, New York 10005.”

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

6.2. Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

(a) The Committee shall, prior to or at the time of grant, condition (i) the vesting or transferability of an Award of Restricted Stock upon the continued service of the applicable Participant or (ii) the grant, vesting, or transferability of an Award of Restricted Stock upon the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant. In the event that the Committee conditions the grant or vesting of an Award of Restricted Stock upon the attainment of Performance Goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate such an Award as a Qualified Performance-Based Award. The conditions for grant, vesting, or transferability and the other provisions of Restricted Stock Awards (including without limitation any Performance Goals applicable to Performance Shares) need not be the same with respect to each Participant.

(b) Subject to the terms of the Plan and the applicable Award Agreement, and except for Awards granted to members of the Board, any Award of Restricted Stock shall be subject to vesting during a period of at least three years following the date of grant, provided that vesting during a period of at least one year following the date of grant is permissible if vesting is conditioned upon the achievement of Performance Goals, and provided, further, that an Award may vest in part on a pro rata basis prior to the expiration of any vesting period, and provided, further, that up to five percent of Shares available for grant as Restricted Stock, Unrestricted Stock, and Restricted Stock Units may be granted without regard to the foregoing requirements.

(c) Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Award for which such vesting restrictions apply and until the expiration of such vesting restrictions (the “Restriction Period”), the Participant shall not be permitted to sell, assign, transfer, pledge, or otherwise encumber Shares of Restricted Stock.

(d) If any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Shares of Restricted Stock for which legended certificates have been issued, either (i) unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates, or (ii) such Shares shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.

6.3. Rights of Stockholders. Except as provided in the applicable Award Agreement, the applicable Participant shall have, with respect to Shares of Restricted Stock and Unrestricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock or Unrestricted Stock, including, if applicable, the right to vote the Shares and the right to receive any dividends and other distributions.

SECTION 7. Restricted Stock Units (Including Performance Units).

7.1. Nature of Award. Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, (a) in cash, based upon the Fair Market Value of a specified number of Shares, (b) in Shares, or (c) a combination thereof. “Performance Units” are Restricted Stock Units, the vesting of which is subject to the attainment of Performance Goals.

7.2. Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions:

(a) The Committee may, prior to or at the time of grant, condition (i) the grant, vesting, or transferability of Restricted Stock Units upon the continued service of the applicable Participant or (ii) the grant, vesting, or transferability of Restricted Stock Units upon the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant. In the event that the Committee grants Performance Units or conditions the grant or vesting of Restricted Stock Units upon the attainment of Performance Goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate such Performance Units or Restricted Stock Units as a Qualified Performance-Based Awards. The conditions for grant, vesting or transferability and the other provisions of Restricted Stock Units (including without limitation any Performance Goals applicable to Performance Units) need not be the same with respect to each Participant. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest or at a later time specified by the Committee or in accordance with an election of the Participant, if the Committee so permits.

(b) Subject to the terms of the Plan and the applicable Award Agreement, and except for Awards granted to members of the Board, any Restricted Stock Units shall be subject to vesting during a period of at least three years following the date of grant, provided that vesting during a period of at least one year following the date of grant is permissible if vesting is conditioned upon the achievement of Performance Goals, and provided, further, that Restricted Stock Units may vest in part on a pro rata basis prior to the expiration of any vesting period, and provided, further, that up to five percent of Shares available for grant as Restricted Stock, Unrestricted Stock, and Restricted Stock Units may be granted without regard to the foregoing requirements.

(c) Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Units for which such vesting restrictions apply and until the expiration of such vesting restrictions (the “Restriction Period”), the Participant shall not be permitted to sell, assign, transfer, pledge, or otherwise encumber Restricted Stock Units.

(d) The Award Agreement for Restricted Stock Units may specify whether, to what extent, and on what terms and conditions the applicable Participant shall be entitled to receive current or deferred payments of cash, Shares, or other property corresponding to the dividends payable on the Company’s Stock (subject to Section 13.5 below).

SECTION 8. Dividend Equivalents.

8.1. Nature of Award. Dividend Equivalents are Awards entitling the Participant to receive payments having a value equal to the dividends that would be payable with respect to a specified number of Shares during a specified period, if the Participant owned that number of Shares. Dividend Equivalents may be granted with respect to (a) the Shares underlying an Option or SAR while it remains outstanding and unexercised, (b) the Shares underlying a Restricted Stock Unit, before actual Shares are issued in settlement thereof, or (c) a specified number of hypothetical Shares.

8.2. Terms and Conditions. Dividend Equivalents shall be subject to such terms and conditions as may be determined by the Committee. Without limiting the generality of the foregoing, Dividend Equivalents may be made subject to vesting conditions that are the same as, or different from the vesting conditions of the other Award to which they relate; may be payable in cash, Shares or other property or any combination thereof; and may be payable at the same time as the related actual dividends are paid to shareholders, or deemed to have been reinvested in additional Shares or otherwise deferred (subject to compliance with the requirements of Section 409A of the Code).

SECTION 9. Change of Control Provisions.

9.1. Impact of Event. Unless otherwise provided in the applicable Award Agreement, notwithstanding any other provision of this Plan to the contrary, upon a Change of Control (as defined below):

(a) Any Options and Stock Appreciation Rights outstanding which are not then exercisable and vested shall become fully exercisable and vested;

(b) The restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable;

(c) All Restricted Stock Units shall be considered to be earned and payable in full, and any deferral or other restriction shall lapse and such Restricted Stock Units shall be settled in cash as promptly as is practicable; and

(d) Subject to Section 11.4, the Committee may also make additional adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes.

9.2. Definition of Change of Control. For purposes of the Plan, a “Change of Control” shall mean any of the following events:

(a) Individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director and whose election or nomination for election is approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person as defined in Section 3(a)(9) of the Act (a “Person”), other than the Board, including by reason of any agreement, shall be deemed an Incumbent Director;

(b) Any person is or becomes a Beneficial Owner, directly or indirectly, of either (i) 30% or more of the then-outstanding shares of common stock of the Company or (ii) securities representing 30% or more of the combined voting power of the Company’s then-outstanding securities eligible to vote for the election of directors (“Company Voting Securities”); provided, however, that for purposes of this subsection (b), the following acquisitions shall not constitute a Change of Control: (1) an acquisition directly from the Company or any Subsidiary; (2) an acquisition by the Company or a Subsidiary; (3) an acquisition by a Person who is on the Effective Date the Beneficial Owner, directly or indirectly, of 50% or more of the outstanding shares of common stock of the Company or 50% or more of the combined voting power of the Company’s outstanding securities eligible to vote for the election of directors; (4) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (5) an acquisition pursuant to a transaction that complies with Sections 9.2(c)(i), 9.2(c)(ii), and 9.2(c)(iii) below;

(c) The consummation of a reorganization, merger, consolidation, statutory share exchange or similar corporate transaction involving the Company or a Subsidiary, the sale or other disposition of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another corporation (a “Transaction”), unless immediately following the Transaction: (i) all or substantially all of the individuals who were Beneficial Owners, respectively, of the outstanding shares of common stock of the Company and outstanding securities eligible to vote for the election of directors immediately prior to the Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock and the combined voting power of the outstanding securities entitled to vote in the election of directors of the corporation resulting from the Transaction (the “Surviving Entity”), in substantially the same proportions as their ownership, immediately prior to the Transaction, of the outstanding common stock of the Company and the outstanding securities eligible to vote in the election of directors of the Company; (ii) no Person (other than the Company, a Subsidiary, the Surviving Entity, or any employee benefit plan or related trust sponsored or maintained by the foregoing) is or becomes a Beneficial Owner, directly or indirectly, of 30% or more of the outstanding common stock or 30% or more of the total voting power of the outstanding securities eligible to vote for the election of directors of the Surviving Entity; and (iii) at least a majority of the members of the board of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for the Transaction; or

(d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

9.3. Special Change of Control Post-Termination Exercise Rights. Unless otherwise provided in the applicable Award Agreement, notwithstanding any other provision of this Plan, upon a Change of Control any Option or Stock Appreciation Right held by the Participant as of the date of the Change of Control may thereafter be exercised until the earlier of (a) the last date on which such Option or Stock Appreciation Right would be exercisable in the absence of this Section 9.3, and (b) the first to occur of (i) the third anniversary of such Change of Control, (ii) the Participant’s Termination of Employment for Cause, and (iii) the expiration of the Term of such Option or Stock Appreciation Right.

9.4. Section 409A of the Code. Notwithstanding the foregoing, if any Award is subject to Section 409A of the Code, this Section 9 shall be applicable only to the extent specifically provided in the Award Agreement and as permitted pursuant to Section 10.6.

SECTION 10. Qualified Performance-Based Awards; Section 16(b); Section 409A.

10.1. Qualified Performance-Based Awards. The provisions of this Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Participant who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) in the tax year in which such Option or Stock Appreciation Right is expected to be deductible to the Company qualify for the Section 162(m) Exemption, and all such Awards shall therefore be considered Qualified Performance-Based Awards and this Plan shall be interpreted and operated consistent with that intention. When granting any Award other than an Option or Stock Appreciation Right, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that (a) the recipient is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) with respect to such Award, and (b) the Committee wishes such Award to qualify for the Section 162(m) Exemption, and the terms of any such Award (and of the grant thereof) shall be consistent with such designation. Within 90 days after the commencement of a Performance Period or, if earlier, by the expiration of 25% of a Performance Period, the Committee will designate one or more Performance Periods, determine the Participants for the Performance Periods, and establish the Performance Goals for the Performance Periods.

10.2. Performance Goals and Other Conditions. Each Qualified Performance-Based Award (other than an Option or Stock Appreciation Right) shall be earned, vested, and/or payable (as applicable) upon the achievement of one or more Performance Goals, together with the satisfaction of any other conditions, such as continued employment, as the

Committee may determine to be appropriate. Moreover, no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under this Plan with respect to a Qualified Performance-Based Award under this Plan, in any manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption; provided, however, that (i) the Committee may provide, either in connection with the grant of the applicable Award or by amendment thereafter, that achievement of such Performance Goals will be waived upon the death or Disability of the Participant (or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify for the Section 162(m) Exemption), and (ii) the provisions of Section 9 shall apply notwithstanding this Section 10.2.

10.3. Limits on Board and Administrator Authority. Neither the full Board nor the Administrator shall be permitted to exercise authority granted to the Committee to the extent that the grant or exercise of such authority to or by the Board or the Administrator would cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption.

10.4. Section 16(b). The provisions of this Plan are intended to ensure that no transaction under the Plan is subject to (and not exempt from) the short-swing recovery rules of Section 16(b) of the Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

10.5. Awards Valid Notwithstanding Committee Composition. Notwithstanding any other provision of the Plan to the contrary, if for any reason the appointed Committee does not meet the requirements of Rule 16b-3 or Section 162(m) of the Code, such noncompliance with the requirements of Rule 16b-3 and Section 162(m) of the Code shall not affect the validity of Awards, grants, interpretations of the Plan, or other actions of the Committee.

10.6. Section 409A of the Code. It is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided in the immediately following sentence, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto and any rules regarding treatment of such Awards in the event of a Change of Control, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Section 409A of the Code.

SECTION 11. Term, Amendment, and Termination.

11.1. Effectiveness. The Plan was approved by the Committee on March 13, 2008, subject to and contingent upon approval by at least a majority of the outstanding Shares of the Company. The Plan will be effective as of the date of such approval by the Company’s stockholders (the “Effective Date”).

11.2. Termination. The Plan will terminate on the 10th anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

11.3. Amendment of Plan. The Board or the Committee may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made which would materially impair the rights of any Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law, including, without limitation, Section 409A of the Code, stock exchange rules, or accounting rules. In addition, no such amendment shall be made without the approval of the Company’s stockholders (a) to the extent that such approval is required (i) by applicable law or by the listing standards of the Applicable Exchange as in effect as of the Effective Date or (ii) by applicable law or under the listing standards of the Applicable Exchange as may be required after the Effective Date, (b) to the extent that such amendment would materially increase the benefits accruing to Participants under the Plan, (c) to the extent that such amendment would materially increase the number of securities which may be issued under the Plan, (d) to the extent that such amendment would materially modify the requirements for participation in the Plan, or (e) to the extent that such amendment would accelerate the vesting of any Restricted Stock or Restricted Stock Units under the Plan except as otherwise provided in the Plan.

11.4. Amendment of Awards. Subject to Section 5.5, the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption, nor shall any such amendment, without the Participant’s consent, materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules, or accounting rules.

SECTION 12. Unfunded Status of Plan.

12.1. Unfunded Status; Committee Authority. It is presently intended that the Plan will constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

SECTION 13. General Provisions.

13.1. Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance of such Shares on the Applicable Exchange, (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable, and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

13.2. Additional Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

13.3. No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

13.4. Required Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local, or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local, or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement, having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The obligations of the Company under the Plan shall be conditioned on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

13.5. Limit on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock Units to be settled in Shares, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Restricted Stock Units or Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 13.5.

13.6. Written Materials; Electronic Documents. Electronic documents may be substituted for any written materials required by the terms of the Plan, including, without limitation, Award Agreements.

13.7. Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such Participant after such Participant’s death may be exercised. If no beneficiary designation is in effect for a Participant at the time or his or her death, any such amounts shall be paid to, and any such rights may be exercised by, the estate of the Participant.

13.8. Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Shares underlying Awards that are forfeited or canceled shall revert to the Company.

13.9. Governing Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

13.10. Non-Transferability. Except as otherwise provided in Section 5.10 or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

13.11. Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States, or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

13.12. No Rights to Awards; Non-Uniform Determinations. No Participant or Eligible Individual shall have any claim to be granted any Award under the Plan. The Company, its Affiliates, or the Committee shall not be obligated to treat Participants or Eligible Individuals uniformly, and determinations made under the Plan may be made by the Committee selectively among Participants and/or Eligible Individuals, whether or not such Participants and Eligible Individuals are similarly situated.

13.13. Indemnification. To the extent allowable under applicable law, each member of the Committee shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense (including, but not limited to, attorneys’ fees) that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which such member may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by such member in satisfaction of judgment in such action, suit, or proceeding against him or her, provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.14. Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or benefit plan of the Company or any Affiliate unless provided otherwise in such plan.

13.15. Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries or Affiliates.

13.16. Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

13.17. Fractional Shares. No fractional Shares shall be issued, and the Committee shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or, subject to Section 3, whether such fractional Shares shall be eliminated by rounding up or down.

13.18. Government and Other Regulations. Notwithstanding any other provision of the Plan:

(a) No Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of regulations promulgated pursuant to the Securities Act of 1933 (the “1933 Act”)), offer or sell such Shares, unless such offer and sale are made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirements of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

(b) If at any time the Committee shall determine that the registration, listing, or qualification of the Shares covered by an Award upon the Applicable Exchange or under any foreign, federal, state, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered, or received pursuant to such Award unless and until such registration, listing, qualification, consent, or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law, or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation, or requirement.

13.19. Additional Provisions. Each Award Agreement may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of the Plan.

13.20. No Limitations on Rights of the Company. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassifications, or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft, grant, or assume Awards, other than under the Plan, with respect to any person.

13.21. Blackout Periods. Notwithstanding any other provision of this Plan or any Award to the contrary, the Company shall have the authority to establish any “blackout” period that the Company deems necessary or advisable with respect to any or all Awards.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed on this 13th day of March, 2008.

FOR ASSURANT, INC.

By:	/s/ Lesley Silvester
Name:	Lesley Silvester
Title:	Executive Vice President